UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 8, 2020

HAWAIIAN HOLDINGS INC
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other events.

Hawaiian Holdings, Inc. (the "Company") is providing an update on recent developments as well as its outlook for the third quarter of 2020.

Update on Hawaiʻi quarantine

Due to increasing COVID-19 case counts on the island of Oʻahu, on August 6, 2020, the Governor of the State of Hawaiʻi announced a modified reinstatement of the 14-day quarantine requirement for Neighbor Island travel effective August 11, 2020. This quarantine requirement, which is expected to be in effect at least through September, is imposed on all passengers traveling from the Island of Oʻahu to the counties of Maui, Kauai and Hawaiʻi.

On August 20, 2020, the Governor of Hawaiʻi announced a delay to the start of a program allowing travelers coming to Hawaiʻi to bypass the quarantine requirement with proof of a negative COVID-19 test. The quarantine bypass testing program start date has been delayed from September 1, 2020 to no earlier than October 1, 2020.

Capacity update

The Company expects its capacity for the third quarter of 2020 to be down approximately 87 percent compared to the same period last year. This figure is slightly lower than the previous forecast provided on July 28, 2020 primarily due to the reduction of service in its North America and Neighbor Island networks in response to the reduced demand for air travel as a result of the government actions highlighted above.

Liquidity update

The Company’s cash position as of August 31, 2020 was $997 million, up from $761 million at the end of the second quarter. Cash burn during the months of July and August, excluding the impact of Coronavirus Aid, Relief and Economic Security Act of 2020 ("CARES Act"), new financing and net sales, was approximately $2.9 million per day, compared to its original estimate of $3.2 million per day. The improvement compared to forecast was mainly driven by the lower level of operations and related voluntary adjustments to staffing. Including the impact of net sales which was an inflow of $0.2 million per day, the Company's cash burn excluding CARES Act and new financing was approximately $2.7 million per day during July and August. Assuming sales and refunds net to zero in September, the Company estimates its cash burn, excluding CARES Act and new financing, will be approximately $3.0 million per day for the third quarter.

Demand outlook

For the third quarter through August 31, 2020, flown passengers and revenue passenger miles were approximately 87 percent and 96 percent below last year’s levels respectively. This trend is expected to continue through the remainder of the third quarter.

CARES Act Economic Relief Program Loan

The Company received confirmation from the U. S. Department of Treasury that its allocation of the CARES Act Economic Relief Program ("ERP") loan funds increased from $364 million to $420 million. The Company has until September 30, 2020 to determine if it will draw any portion of the available ERP loan amount.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current plans and expectations. Such forward-looking statements include, without limitation, Hawaiʻi's quarantine requirements; the Company’s future financial or operating performance or the Company’s business plans and financing, including with respect to third quarter capacity, cash burn, and revenue passenger miles; and the Company's use of ERP loan funds. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” “will,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.

These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause outcomes to be materially different from any expected outcomes, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation: statements regarding the Company’s future financial and operating performance, including the continuing and developing effects of the COVID-19 pandemic on the Company’s business and on the demand for air travel generally; the Company’s efforts to reduce operating expenses and adjust cash flows in light of the ongoing economic challenges resulting from the COVID-19 pandemic; the Company’s expected costs related to restructuring and related charges, including the timing of such charges; and other macroeconomic, political and regulatory developments.

The risks, uncertainties and assumptions described above also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to the Company on the date hereof. Except as required by law, the Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2020

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Shannon L. Okinaka
		Name:	Shannon L. Okinaka
		Title:	Executive Vice President, Chief Financial Officer and Treasurer